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                                                                   EXHIBIT 5.1


6th June, 2001

Santa Fe International Corporation
Two Lincoln Centre
Suite 1100
5420 LBJ Freeway
Dallas, TX 75240-2648 U.S.A.

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

         At your request we have examined the Registration Statement on Form S-8 (the "Registration Statement") proposed to be filed by you with the Securities and Exchange Commission on or about 7th June, 2001 in connection with the registration under the Securities Act of 1933, as amended, of your Ordinary Shares, $0.01 par value (the "Shares"), to be offered and issued pursuant to the Santa Fe International Corporation 1997 Employee Share Purchase Plan, as amended, and the Santa Fe International Corporation 2001 Long-Term Incentive Plan.

         We have reviewed the proceedings as contained on the minute book of the Company and advised as to the proceedings necessary to adopt the benefit plans and issue the Shares (the "Proceedings").

         It is our opinion that, subject to the Proceedings being duly undertaken and completed by you prior to the issuance and sale of the Shares, upon the issuance and sale thereof in the manner contemplated by the documents referred to in the Registration Statement, and upon payment for the Shares as therein described the Shares will be legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

Yours faithfully,

/s/ MAPLES AND CALDER

MAPLES AND CALDER